AIRCRAFT LEASE AGREEMENT


     THIS AIRCRAFT LEASE AGREEMENT, dated as of June 26, 1998 (together with all supplements, annexes, exhibits and schedules hereto hereinafter referred to as the "Lease"), between General Electric Capital Corporation, with an office at 6100 Fairview Road, Suite 1450, Charlotte, North Carolina 28210 (hereinafter called, together with its successors and assigns, if any, "Lessor") and Service Merchandise Company, Inc., a corporation organized and existing under the laws of the State of Tennessee with its mailing address and chief place of business at 7100 Service Merchandise Drive, Brentwood, Tennessee 37027 (hereinafter called "Lessee").


                              W I T N E S S E T H:


I.       LEASING:

         (a) Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the aircraft, including the airframe, engines and all appurtenant equipment (together hereinafter the "Aircraft") described in Annex A.

         (b) The obligation of Lessor to purchase the Aircraft from the manufacturer or supplier thereof ("Supplier") and to lease the same to Lessee hereunder shall be subject to the Commencement Date of the Lease, as that term is hereinafter defined in Section II, occurring on or prior to the Last Delivery Date specified in Annex B, on the representations and warranties of Lessee contained herein being true and accurate as of the Commencement Date and further conditioned on receipt by Lessor, on or prior to the Commencement Date, of each of the following documents in form and substance satisfactory to Lessor: (i) a copy of this Lease executed by Lessee, (ii) unless Lessor shall have delivered its purchase order for such Aircraft, or received a bill of sale for the Aircraft in the name of Lessor and in form and substance satisfactory to Lessor, the Purchase Document(s) Assignment and Consent in the form of Annex C, with copies of the purchase order or other purchase documents attached thereto; (iii) copies of insurance policies or, at Lessor's option, such other evidence of insurance which complies with the requirements of Section X, (iv) evidence of Lessee's reservation of an N number for the Aircraft together with an assignment of the rights thereto to Lessor; (v) evidence that the Aircraft has been duly certified as to type and airworthiness by the Federal Aviation Administration ("FAA"); (vi) evidence that FAA counsel has received in escrow the executed bill of sale and AC Form 8050-1 Aircraft Registration Form (except for the pink copy which shall be available to be placed on the Aircraft upon acceptance thereof), and an executed duplicate of this Lease all in proper form for filing with the FAA; (vii) resolution of Lessee authorizing this Lease in the form of Annex D;
(viii) a completed inspection and/or survey with respect to the Aircraft in accordance with the requirements set forth in the Certificate of Acceptance; and
(ix) such other documents as Lessor may reasonably request. Lessor's obligation to lease the Aircraft hereunder is further conditioned upon (aa) the cost to Lessor of the acquisition of the Aircraft not exceeding the Capitalized Lessor's Cost stated on Annex A; (bb) upon delivery of the Aircraft, Lessee's execution and delivery to Lessor of a Certificate of Acceptance in the form of Annex E; and (cc) filing of all necessary documents with, and the acceptance thereof by, the FAA.

         (c) Lessor hereby appoints Lessee its agent for inspection and acceptance of the Aircraft from the Supplier. Subject to the aforestated conditions, upon execution by Lessee of the Certificate of Acceptance, the Aircraft described thereon shall be deemed to have been delivered to, and irrevocably accepted by, Lessee for lease hereunder.
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II.      TERM, RENT AND PAYMENT:

         (a) The rent ("Rent") payable hereunder and Lessee's right to use the Aircraft shall commence on the date of execution by Lessee of the Certificate of Acceptance ("Commencement Date"). The term ("Term") of this Lease shall commence on the Commencement Date and shall continue, unless earlier terminated pursuant to the provisions hereof, until and including the Expiration Date stated in Annex B. If any term is extended or renewed, the word "Term" shall be deemed to refer to all extended or renewal terms, and all provisions of this Lease shall apply during any such extension or renewal terms, except as may be otherwise specifically provided in writing.

         (b) Rent shall be paid to Lessor at its address stated above, except as otherwise directed by Lessor. Payments of Rent shall be in the amount, payable at such intervals and shall be due in accordance with the provisions of Annex B. (Each payment of Rent is hereinafter referred to as a "Rent Payment".) If one or more Advance Rent is payable, such Advance Rent shall be (i) set forth on Annex B and due in accordance with the provisions of Annex B, and (ii) when received by Lessor, applied to the first Basic Term for Rent Payment as set forth on Annex B and the balance, if any, to the final Rent Payment(s), in inverse order of maturity. In no event shall any Advance Rent or any other Rent Payment be refunded to Lessee. If Rent is not paid within ten (10) days of Lessor's written demand, Lessee agrees to pay a late charge of five cents per dollar on, and in addition to, the amount of such Rent but not exceeding the lawful maximum, if any.

III. RENT ADJUSTMENT: Intentionally omitted.

IV. TAXES AND FEES: Except as provided in Sections III, XV(c) and XV(d), Lessee shall have no liability for taxes imposed by the United States of America or any State or political subdivision thereof which are on or measured by the net income of Lessor. Lessee shall report (to the extent that it is legally permissible) and pay promptly all other taxes, fees and assessments due, imposed, assessed or levied against the Aircraft (or the purchase, ownership, delivery, leasing, possession, use or operation thereof), this Lease (or any rentals or receipts hereunder), Lessor or Lessee by any foreign, federal, state or local government or taxing authority during or related to the Term of this Lease, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp, value added, customs duties, landing fees, airport charges, navigation service charges, route navigation charges or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (all hereinafter called "Taxes"). Lessee shall (a) reimburse Lessor upon receipt of written request for reimbursement for any Taxes charged to or assessed against Lessor, (b) on request of Lessor, submit to Lessor written evidence of Lessee's payment of Taxes, (c) on all reports or returns show the ownership of the Aircraft by Lessor, and (d) within a reasonable time after Lessor's request, send a copy thereof to Lessor.

V. REPORTS: Lessee will provide Lessor with the following in writing within the time periods specified: (a) notice of tax lien or other lien which attaches to the Aircraft within ten (10) days of Lessee's obtaining knowledge of such attachment and such additional information with respect to the tax or lien forthwith upon request of Lessor; (b) Lessee's balance sheet and profit and loss statement within ninety (90) days of the close of each fiscal year of Lessee, and any further public financial information or reports, upon request; (c)
notice  to  Lessor  of  the  Aircraft's  location,   and  the  location  of  all
information, logs, documents and records regarding or in respect to the Aircraft and its use, maintenance and/or condition, within a reasonable time after Lessor's request; (d) notice to Lessor of the relocation of the Aircraft's primary hangar location, ten (10) days prior to any relocation; (e) notice of loss or damage to the Aircraft (where the estimated repair costs would exceed 10% of the Aircraft's then fair market value) within ten (10) days of such loss or damage; (f) notice of any accident involving the Aircraft causing personal injury or property damage within ten (10) days of such accident; (g) copies of the insurance policies or other evidence of insurance required by the terms hereof, promptly upon request by Lessor; (h) copies of all information, logs, documents and records regarding or in respect to the Aircraft and its use, maintenance and/or condition, within ten (10) days of such request; (i) beginning on the first anniversary of the Commencement Date of this Lease and on each anniversary date thereafter a certificate of an
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authorized  officer of Lessee  stating that he has reviewed  the  activities  of
Lessee and that,  to his  knowledge,  there  exists no default (as  described in
Section XII) or event which with notice or lapse of time (or both) would become such a default; (j) such information as may be required to enable Lessor to file any reports required by any governmental authority as a result of Lessor's ownership of the Aircraft, promptly upon request of Lessor; (k) copies of any manufacturer's maintenance service program contract for the airframe or engines,
promptly  upon   request;   (l)  evidence  of  Lessee's   compliance   with  FAA
airworthiness directives and advisory circulars and of compliance with other maintenance provisions of Section VII hereof and the return provisions of
Section XI, upon request of Lessor; and (m) such other reports as Lessor may reasonably request.

VI.      DELIVERY, REGISTRATION, USE AND OPERATION:

         (a) The Aircraft shall be delivered directly from the Supplier to Lessee, unless the Aircraft is being leased pursuant to a sale leaseback transaction in which case Lessee acknowledges that it is in possession of the Aircraft as of the Lease Commencement Date.

         (b) Lessee, at its own cost and expense, shall cause the Aircraft to be duly registered in the name of Lessor under the U.S. Federal Aviation Act and shall not register the Aircraft under the laws of any other country.

         (c) The possession, use and operation of the Aircraft shall be at the sole risk and expense of Lessee. Lessee acknowledges that it accepts full operational control of the Aircraft. Lessee agrees that the Aircraft will be used and operated in compliance with any and all statutes, laws, ordinances, regulations and standards or directives issued by any governmental agency applicable to the use or operation thereof, in compliance with any airworthiness certificate, license or registration relating to the Aircraft issued by any agency and in a manner that does not modify or impair any existing warranties on the Aircraft or any part thereof. Lessee will not use or operate and will not permit the Aircraft to be used or operated in violation of any United States
Export Control Law. Lessee will operate the Aircraft predominately in the conduct of its business and will not operate or permit the Aircraft to be operated (i) in a manner wherein the predominance of use during any consecutive twelve month period would be for a purpose other than transportation for Lessee, or in a manner, for any time period, such that Lessor or a third party shall be deemed to have "operational control" of the Aircraft, or, (ii) for the carriage of persons or property for hire or the transport of mail or contraband. The Aircraft will, at all times be operated by duly qualified pilots with captains holding at least a valid airline transport pilot certificate and instrument rating and any other certificate, rating, type rating or endorsement appropriate to the Aircraft, purpose of flight, condition of flight or as otherwise required by the Federal Aviation Regulations ("FAR"). Co-pilots shall have an instrument rating and any other certificate, rating, type rating or endorsement appropriate to the Aircraft, purpose of flight, condition of flight or as otherwise required by the Federal Aviation regulations ("FAR"). Pilots (including co-pilots) shall be employed and/or paid and contracted for by Lessee, shall meet all recency of flight requirements and shall meet the requirements established and specified by the insurance policies required hereunder and the FAA. The primary hangar location of the Aircraft shall be as stated in Annex B. Lessee shall not relocate the primary hangar location to a hangar location outside the United States.

         (d) AT ALL TIMES DURING THE TERM OF THE LEASE, LESSEE AGREES NOT TO OPERATE OR LOCATE THE AIRCRAFT, OR SUFFER OR PERMIT THE AIRCRAFT TO BE OPERATED, LOCATED, OR OTHERWISE PERMITTED TO GO INTO OR OVER ANY COUNTRY OR JURISDICTION THAT DOES NOT MAINTAIN FULL DIPLOMATIC RELATIONS WITH THE UNITED STATES, ANY AREA OF HOSTILITIES, ANY GEOGRAPHIC AREA WHICH IS NOT COVERED BY THE INSURANCE POLICIES REQUIRED BY THIS LEASE, OR ANY COUNTRY OR JURISDICTION FOR WHICH EXPORTS OR TRANSACTIONS ARE SUBJECT TO SPECIFIC RESTRICTIONS UNDER ANY UNITED STATES EXPORT OR OTHER LAW OR UNITED NATIONS SECURITY COUNSEL DIRECTIVE, INCLUDING WITHOUT LIMITATION: THE TRADING WITH THE ENEMY ACT, 50 U.S.C. APP.
SECTION 1 ET SEQ., THE INTERNATIONAL EMERGENCY ECONOMIC POWERS ACT, 50 U.S.C. APP. SECTIONS 1701 ET SEQ., AND THE
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EXPORT  ADMINISTRATION ACT, 50 U.S.C. APP. SECTIONS 2401 ET SEQ. OR TO OTHERWISE
VIOLATE, OR SUFFER OR PERMIT THE VIOLATION OF, SUCH LAWS OR DIRECTIVES. LESSEE ALSO AGREES TO PROHIBIT ANY NATIONAL OF SUCH RESTRICTED NATIONS FROM OPERATING THE AIRCRAFT. Lessee represents and warrants that it does not on this date hold a contract or other obligation to operate the Aircraft in any of the following countries: Cuba, Iraq, Iran, Libya, Myammar, India, Pakistan, North Korea and the Federal Republic of Yugoslavia (Serbia and Montenegro).

         (e) The engines set forth on Annex A shall be used only on the airframe described in Annex A and shall only be removed for maintenance in accordance with the provisions hereof.

VII.     MAINTENANCE:

         (a) Lessee agrees that the Aircraft will be maintained in compliance with any and all statutes, laws, ordinances, regulations and standards or directives issued by any governmental agency applicable to the maintenance thereof, in compliance with any airworthiness certificate, license or registration relating to the Aircraft issued by any agency and in a manner that does not modify or impair any existing warranties on the Aircraft or any part thereof.

         (b) Lessee shall maintain, inspect, service, repair, overhaul and test the Aircraft (including each engine of same) in accordance with (i) all maintenance manuals initially furnished with the Aircraft, including any subsequent amendments or supplements to such manuals issued by the manufacturer from time to time, (ii) all mandatory or otherwise required and recommended "Service Bulletins" issued, supplied, or available by or through the manufacturer and/or the manufacturer of any engine or part with respect to the Aircraft, (iii) all airworthiness directives issued by the FAA or similar regulatory agency having jurisdictional authority, and causing compliance to such directives or circulars to be completed through corrective modification in lieu of operating manual restrictions, and (iv) all maintenance requirements set forth in Annex G hereto. Lessee shall maintain all records, logs and other materials required by the manufacturer thereof for enforcement of any warranties or by the FAA. All maintenance procedures required hereby shall be undertaken and completed in accordance with the manufacturer's recommended procedures, and by properly trained, licensed, and certificated maintenance sources and maintenance personnel, so as to keep the Aircraft and each engine in as good operating condition as when delivered to Lessee hereunder, ordinary wear and tear excepted, and so as to keep the Aircraft in such operating condition as may be necessary to enable the airworthiness certification of such Aircraft to be maintained in good standing at all times under the FAA.

         (c) Lessee agrees, at its own cost and expense, to (i) cause the Aircraft and each engine thereon to be kept numbered with the identification or serial number therefor as specified in Annex A; (ii) prominently display on the Aircraft that N number, and only that N number, specified in Annex A; (iii) notify Lessor in writing thirty (30) days prior to making any change in the configuration (other than changes in configuration mandated by the FAA), appearance and coloring of the Aircraft from that in effect at the time the Aircraft is accepted by Lessee hereunder, and in the event of such change or modification of configuration, coloring or appearance, to restore, upon request of Lessor following termination of this Lease, the Aircraft to the configuration, coloring or appearance in effect on the Commencement Date or, at Lessor's option, to pay to Lessor an amount equal to the reasonable cost of such restoration, (iv) affix and maintain inside the Aircraft adjacent to the airworthiness certificate a plastic nameplate bearing the Aircraft marking specified in Annex A and such other markings or writings as from time to time may be required by law or otherwise deemed necessary by Lessor in order to protect its title to the Aircraft and its rights hereunder. Lessee will not place the Aircraft in operation or exercise any control or dominion over the same until such Aircraft marking has been placed thereon. Lessee will replace promptly any such Aircraft marking which may be removed, defaced or destroyed.

         (d) Lessee shall be entitled during the Term of this Lease to acquire and install on the Aircraft at Lessee's expense, any additional accessory, device or equipment as Lessee may desire

(each such accessory, device or equipment, an "Addition"), but only so long as such Addition (i) is ancillary to the Aircraft; (ii) is not required to render the Aircraft complete for its intended use by Lessee; (iii) does not alter or impair the originally intended function or use of the Aircraft; and (iv) can be readily removed without causing material damage. Title to each Addition which is not removed by Lessee prior to the return of the Aircraft to Lessor shall vest in Lessor upon such return. Lessee shall repair all damage to the Aircraft resulting from the installation or removal of any Addition so as to restore the Aircraft to its condition prior to installation, ordinary wear and tear excepted.

         (e) Any alteration or modification (each an "Alteration") with respect to the Aircraft that may at any time during the Term of this Lease be required to comply with any applicable law or any governmental rule or regulation shall be made at the expense of Lessee. Any repair made by Lessee of or upon the Aircraft or replacement parts, including any replacement engine, installed thereon in the course of repairing or maintaining the Aircraft, or any Alteration required by law or any governmental rule or regulation, shall be deemed an accession, and title thereto shall be immediately vested in Lessor without cost or expense to Lessor. Any replaced equipment will be deemed released from this Lease upon completion of the repair or replacement in accordance with the terms and conditions hereof, without further action by the parties.

         (f) Except as permitted under this Section VII, Lessee will not modify the Aircraft or affix or remove any accessory to the Aircraft leased hereunder.

         (g) If the Aircraft is to be operated at any time under Part 135 of the FAR with the prior written consent of Lessor, then the Aircraft shall be maintained and operated in accordance with the applicable Part 135 requirements.

VIII.    LIENS, SUBLEASE AND ASSIGNMENT:

         (a) LESSEE SHALL NOT SELL, TRANSFER, ASSIGN OR ENCUMBER THE AIRCRAFT, ANY ENGINE OR ANY PART THEREOF, LESSOR'S TITLE OR ITS RIGHTS UNDER THIS LEASE AND SHALL NOT SUBLET, CHARTER OR PART WITH POSSESSION OF THE AIRCRAFT OR ANY ENGINE OR PART THEREOF OR ENTER INTO ANY INTERCHANGE AGREEMENT. Lessee shall not permit any engine to be used on any other Aircraft. Lessee shall keep the Aircraft, each engine and any part thereof free and clear of all liens and encumbrances other than those which result from (i) the respective rights of Lessor and Lessee as herein provided; (ii) liens arising from the acts of Lessor; (iii) liens for taxes not yet due; and (iv) inchoate materialmen's, mechanics', workmen's, repairmen's, employees' or other like liens arising in the ordinary course of business of Lessee for sums not yet delinquent or being contested in good faith (and for the payment of which adequate assurances in Lessor's reasonable judgment have been provided Lessor).(b)Lessor and any assignee of Lessor may assign this Lease, or any part hereof and/or the Aircraft subject hereto. Lessee hereby agrees not to assert against any such assignee, or assignee's assigns, any defense, set-off, recoupment claim or counterclaim ("Claims") which Lessee has or may at any time have against Lessor for any reason whatsoever. However, nothing contained in the foregoing sentence shall limit whatever rights Lessee would otherwise have (i) to assert directly against such assignee those Claims which arise out of the acts or omissions of such assignee, or (ii) to assert directly against Lessor those Claims which arise out of the acts or omissions of Lessor.

IX. LOSS, DAMAGE AND STIPULATED LOSS VALUE: Lessee hereby assumes and shall bear the entire risk of any loss, theft, confiscation, expropriation, requisition, damage to, or destruction of, the Aircraft, any engine or part thereof from any cause whatsoever. Lessee shall promptly and fully notify Lessor in writing if the Aircraft, or any engine thereto shall be or become worn out, lost, stolen, confiscated, expropriated, requisitioned, destroyed, irreparably damaged or permanently rendered unfit for use from any cause whatsoever (such occurrences being hereinafter called "Casualty Occurrences"). In the event that, in the opinion of Lessor, a Casualty Occurrence has occurred which affects only the engine(s) of the Aircraft, then Lessee, at its own cost and
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expense, shall replace such engine(s) with an engine(s) acceptable to Lessor and shall cause title to such engine(s) to be transferred to Lessor for lease to Lessee hereunder. Upon transfer of title to Lessor of such engine(s), such engine(s) shall be subject to the terms and conditions of this Lease, and Lessee
shall  execute  whatever   documents  or  filings  Lessor  deems  necessary  and
appropriate in connection with the substitution of such replacement engine(s) for the original engine(s). In the event that, in the opinion of Lessor, a Casualty Occurrence has occurred in respect to the Aircraft in its entirety, on the Rent Payment Date next succeeding a Casualty Occurrence (the "Payment Date"), Lessee shall pay Lessor the sum of (a) the Stipulated Loss Value as set forth in Annex F calculated as of the Rent Payment Date immediately preceding such Casualty Occurrence; and (b) all Rent and other amounts which are due hereunder as of the Payment Date, less the amount of any insurance proceeds paid to Lessor with respect to the Casualty Occurrence. Upon payment of all sums due hereunder, the Term of this Lease as to the Aircraft shall terminate and Lessee or its insurer shall be entitled to recover possession of the salvage thereof, provided that Lessee may retain the salvage only if an independent appraiser determines that the Fair Market Value of the Aircraft is less than, or equal to, the Stipulated Loss Value.

X. INSURANCE: Lessee shall secure and maintain in effect at its own expense throughout the Term hereof insurance against such hazards and for such risks as Lessor may direct. All such insurance shall be with companies satisfactory to Lessor. Without limiting the generality of the foregoing, Lessee shall maintain
(a) breach of warranty insurance, (b) liability insurance covering public liability and property, cargo and environmental damage, in amounts not less than fifty (50) million U.S. dollars for any single occurrence, (c) all-risk aircraft hull and engine insurance (including, without limitation, foreign object damage insurance) in an amount which is not less than the then Stipulated Loss Value, and (d) confiscation, expropriation and war risk insurance. All insurance shall name the Lessor as owner of the Aircraft and as loss payee and additional insured (without responsibility for premiums) and shall provide that any cancellation or substantial change in coverage shall not be effective as to the Lessor for thirty (30) days after receipt by Lessor of written notice from such insurer(s) of such cancellation or change, shall insure Lessor's interest regardless of any breach or violation by Lessee of any warranties, declarations or conditions in such policies, shall include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, shall waive any right of setoff against Lessee or Lessor, and shall waive any rights of subrogation against Lessor. Such insurance shall be primary and not be subject to any offset by any other insurance carried by Lessor or Lessee. Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for and to receive payment of and to execute or endorse all documents, checks or drafts in connection with all policies of insurance in respect of the Aircraft. Any expense of adjusting or collecting insurance proceeds shall be borne by Lessee. Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (i) repair or replace the Aircraft or any part thereof or (ii) satisfy any obligation of Lessee to Lessor hereunder (including payment obligation in the event of a Casualty Occurrence as provided in Section IX above). Any balance remaining shall be retained by Lessor.

XI.      RETURN OF AIRCRAFT:

         (a) Except as otherwise provided herein, on the date of expiration or termination of this Lease (the "Return Date"), Lessee, at its own expense, will return the Aircraft and shall deliver all logs, manuals and data associated with the Aircraft, including without limitation inspection, modification and overhaul records required to be maintained with respect thereto under this Lease or under the applicable rules and regulations of the FAA and under the manufacturer's recommended maintenance program, along with a currently effective FAA airworthiness certificate to Lessor to any location within the continental United States as Lessor shall direct. Lessee shall, upon request, assign to Lessor its rights under any manufacturer's maintenance service contract or extended warranty for the Aircraft, any engine or part thereof. All expenses for return of the Aircraft and delivery of the aforementioned logs, manuals and data shall be borne by Lessee. The Aircraft shall be returned in the condition in which the Aircraft is required to be maintained pursuant to Section VII hereof, but with all logos or other identifying marks of Lessee removed. Additionally,

Lessee shall ensure that the Aircraft complies with all other conditions and requirements set forth in Annex G.

         (b) Lessor shall arrange for the inspection of the Aircraft on the Return Date to determine if the Aircraft has been maintained and returned in accordance with the provisions hereof. Lessee shall be responsible for the cost of such inspection and shall pay Lessor such amount as additional Rent within ten (10) days of demand for same. In the event that the results of such inspection indicate that the Aircraft, any engine thereto or part thereof, has not been maintained or returned in accordance with the provisions hereof, Lessee shall pay to Lessor within ten (10) days of demand, as liquidated damages, the estimated cost ("Estimated Cost") of servicing or repairing the Aircraft, engine or part as required by the terms hereof. The Estimated Cost shall be determined by Lessor by obtaining two quotes for such service or repair work and taking the average of same. Lessee shall bear the cost, if any, incurred by Lessor in obtaining such quotes. Any payments required by Lessee under this paragraph shall not be duplicated under provisions in Annex G or Section XIII. Lessee reserves the right to do repairs itself.

         (c) If Lessee fails to return the Aircraft on termination or expiration of the Term, Lessor shall be entitled to damages equal to the higher of (i) the Rent for the Aircraft, pro-rated on a per diem basis, for each day the Aircraft is retained in violation of the provisions hereof; or (ii) the daily fair market rental for the Aircraft at termination or expiration, as applicable. Such damages for retention of the Aircraft after termination or expiration of the Term shall not be interpreted as an extension or reinstatement of the Term.

         (d) All of Lessor's rights contained in this Section shall survive the expiration or other termination of this Lease.

XII. EVENTS OF DEFAULT: The term "Event of Default", wherever used herein, shall mean any of the following events under this Lease, whatever the reason for such Event of Default and whether it shall be voluntary or involuntary, or come about or be effected by operation of law, or be pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation or any administrative or governmental body: (a) Lessee shall fail to make any payment of Rent or any other sums payable hereunder within ten (10) days after the same shall become due; or (b) Lessee shall fail to keep in full force and effect insurance required under this Lease; or (c) Lessee shall or shall attempt to (except as expressly permitted by the provisions of this Lease) remove, sell, transfer, encumber, part with possession of, assign, charter or sublet the Aircraft, any engine or any part thereof, use the Aircraft for an illegal purpose, or permit the same to occur; or (d) Lessee shall fail to perform or observe any covenant, condition or agreement not included within (a), (b) or (c) above which is required to be performed or observed by it under this Lease or any agreement, document or certificate delivered by Lessee pursuant to this Lease, and such failure shall continue for twenty (20) days after written notice thereof from Lessor to Lessee; or (e) any representation or warranty made by Lessee in this Lease or any agreement, document or certificate delivered by Lessee pursuant to this Lease shall prove to have been incorrect in any material respect when any such representation or warranty was made or given (or, if a continuing representation or warranty, at any material time); or (f) Lessee or any guarantor or other obligor for any of the obligations hereunder (collectively, "Guarantor") shall generally fail to pay its debts as they become due or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against Lessee or any Guarantor in any such proceeding, or Lessee or any Guarantor hereof shall, by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law (other than a law which does not provide for or permit the readjustment or alteration of Lessee's obligations hereunder or the obligations of any guaranty hereof) providing for the reorganization or liquidation of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or (g) a petition is filed against Lessee or any Guarantor in a proceeding under applicable bankruptcy laws or other insolvency laws (other than any law which does not provide for or permit any readjustment or alteration of Lessee's obligations hereunder or the obligations of any guaranty hereof in each case), as now or hereafter in effect, and is not withdrawn or dismissed within ninety (90) days thereafter, or if, under the provisions of any law (other than any law which does not provide for or permit any readjustment or alteration of Lessee's obligations hereunder in each case) providing for reorganization or liquidation of corporations which may apply to Lessee or any Guarantor hereof, any court of competent jurisdiction shall assume jurisdiction, custody or control of Lessee or any Guarantor hereof or of any substantial part of any of such party's property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of sixty (60) days; or (h) there is any dissolution, termination of existence, insolvency, or business failure of Lessee or any Guarantor hereof, or if Lessee or any Guarantor is a natural person, any death or incompetency of Lessee or such Guarantor, or (i) if there is any merger, consolidation, or change in controlling ownership of Lessee unless Lessee's (or the surviving entity's, as the case may be) senior long-term unsecured debt rating (or implied rating in the event there is no public securities /rating) issued by two of the following: Moody's, S&P, and Duff & Phelps immediately after such event is equal to or higher than Lessee's debt rating as of the date hereof.

XIII.    REMEDIES:

         (a) Upon the occurrence of any Event of Default and so long as the same shall be continuing, Lessor may, at its option, at any time thereafter, exercise one or more of the following remedies, as Lessor in its sole discretion shall lawfully elect: (i) demand that Lessee forthwith pay as liquidated damages, for loss of a bargain and not as a penalty, an amount equal to the Stipulated Loss Value of the Aircraft, computed as of the Basic Rent Date immediately preceding such demand together with all Rent and other amounts due and payable for all periods up to and including the Basic Term Rent Date following the date on which Lessor made its demand for liquidated damages; (ii) demand that Lessee pay all amounts due for failure to maintain or return the Aircraft as provided herein and cause Lessee to assign to Lessor Lessee's rights under any manufacturer's service program contract or any extended warranty contract in force for the Aircraft; (iii) proceed by appropriate court action, either at law or in equity, to enforce the performance by Lessee of the applicable covenants of this Lease or to recover damages for breach hereof; (iv) by notice in writing terminate this Lease, whereupon all rights of Lessee to use of the Aircraft or any part thereof shall absolutely cease and terminate, and Lessee shall forthwith return the Aircraft in accordance with Section XI, but Lessee shall remain liable as provided in Section XI; (v) request Lessee to return the Aircraft to a designated location in accordance with Section XI; (vi) enter the premises, with or without legal process, where the Aircraft is believed to be and take possession thereof; (vii) sell or otherwise dispose of the Aircraft at private or public sale, in bulk or in parcels, with or without notice, and without having the Aircraft present at the place of sale; (viii) lease or keep idle all or part of the Aircraft; (ix) use Lessee's premises for storage pending lease or sale or for holding a sale without liability for rent or costs; (x) collect from Lessee all costs, charges and expenses, including reasonable legal fees and disbursements, incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of Lessor's remedies with respect thereto; (xi) in the case of a failure of Lessee to comply with any provision of this Lease, Lessor may effect such compliance, in whole or in part, and collect from Lessee as additional Rent, all monies spent and expenses incurred or assumed by Lessor in effecting such compliance; and/or (xii) declare any Event of Default under the terms of this Lease to be a default under any other agreement between Lessor and Lessee.

         (b) The foregoing remedies are cumulative, and any or all thereof may be exercised in lieu of or in addition to each other or any remedies at law, in equity, or under statute, provided that Lessor shall not be entitled to more than one recovery of its damages for any loss or damage suffered by Lessor.

         (c) Lessor shall have the right to any proceeds of sale, lease or other disposition of the Aircraft pursuant to this Article XIII, if any, and shall have the right to apply same in the following order of priorities: (i) to pay all of Lessor's costs, charges and expenses incurred in enforcing its rights hereunder or in taking, removing, holding, repairing, selling, leasing or otherwise disposing of the Aircraft; then, (ii) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee hereunder; then (iii) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (iv) any surplus shall be retained by Lessor. Lessee shall pay any deficiency in (i) and (ii) forthwith.

         (d) Waiver of any Event of Default shall not be a waiver of any other or subsequent Event of Default. Lessor's effecting compliance in accordance with subsection (a)(xi) hereof shall not constitute a waiver of an Event of Default. The failure or delay of Lessor in exercising any rights granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right by Lessor shall not exhaust the same or constitute a waiver of any other right provided for in this Lease.

         (e) Upon the occurrence of an Event of Default other than a default in the payment of periodic rent, occurring after the first anniversary of the Basic Term Commencement Date, and in the event Lessor declares the Agreement in default as a result thereof, Lessee may, within fifteen (15) days after it receives notice of the declaration of default, elect to cure such default by paying an amount in cash equal to the sum of all Rent and other sums then due under this Agreement (including Rent for all periods up to and including the Basic Term Rent Date following the date on which Lessor declared the default) plus the greater of (i) the Fair Market Value (as such term is defined in Section XIX hereof) of the Aircraft plus all applicable sales taxes, or (ii) the Stipulated Loss Value of the Aircraft (calculated as of the Basic Rent Date immediately preceding Lessor's declaration of default) plus all applicable sales taxes. Upon the payment of such amount, this Lease shall terminate, Lessor will transfer and convey the Aircraft to Lessee on an AS-IS-BASIS (as defined in Section XVIII), and Lessee shall be entitled to ownership and possession of the Aircraft.

XIV.     NET LEASE; NO SET-OFF, ETC:

         This Lease is a net lease. Lessee's obligation to pay Rent and other amounts due hereunder shall be absolute and unconditional. Lessee shall not be entitled to any abatement or reduction of, or set-offs against, said Rent or other amounts, including, without limitation, those arising or allegedly arising out of claims (present or future, alleged or actual, and including claims arising out of strict tort or negligence of Lessor) of Lessee against Lessor under this Lease or otherwise. Nor shall this Lease terminate or the obligations of Lessee be affected by reason of any defect in or damage to, or loss of possession, use or destruction of, the Aircraft from whatsoever cause. It is the intention of the parties that Rent and other amounts due hereunder shall continue to be payable in all events in the manner and at the times set forth herein unless the obligation to do so shall have been terminated pursuant to the express terms hereof.

XV.      INDEMNIFICATION:

         (a) Lessee hereby agrees to indemnify, save and keep harmless Lessor, its agents, employees, successors and assigns from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature, in contract or tort, whether caused by the active or passive negligence of Lessor or otherwise, and including, but not limited to, Lessor's strict liability in tort, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of the Aircraft, the ownership of Aircraft during the Term of this Lease, and the delivery, lease, possession, maintenance, use, condition, return or operation of the Aircraft (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement), or (ii) the condition of the Aircraft sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

         (b) Lessee acknowledges that this Lease has been entered into on the assumption that (i) the Lease will be treated for United States federal income tax purposes as a true lease and the

Lessor will be treated as the owner and lessor of the Aircraft and the Lessee will be treated as the lessee of the Aircraft and (ii) on the Commencement Date, the Aircraft will qualify for all of the items of deduction and credit specified in Section C of Annex B("Tax Benefits") in the hands of Lessor (all references to Lessor in this Section XV include Lessor and the consolidated taxpayer group of which Lessor is a member). Lessee hereby represents, warrants and covenants that (i) at no time during the Term of this Lease will Lessee use or allow any sublessee, renter or assignee to use the Aircraft so as to cause the Aircraft to be classified as tax exempt use property within the meaning of Section 168(h) of the Code (or any successor provision), (ii) throughout the entire Term of this Lease, Lessee will not use, nor will it permit any use of the Aircraft "predominantly outside the United States" (as that phrase is used in Section 168(g) (A) of the Code, or any successor provision) during any taxable year of Lessor, (iii) neither Lessee, nor any affiliate of Lessee, nor any person claiming by, through or under Lessee will at any time during the Term of this Lease claim to be the owner of the Aircraft for income tax purposes under the laws of any jurisdiction (iv) throughout the entire Lease Term, neither Lessee, nor any renter or assignee, will make or permit to be made any improvements or modifications to the Aircraft that would constitute a lessee investment for purposes of IRS Rev. Proc. 75-21, as modified by IRS Rev. Proc. 79-48 (or any successor provisions), (v) neither Lessee nor any sublessee , renter or assignee, will take, omit to take, or permit to be taken any action that could cause the Aircraft to qualify for class life 45.0 provided for in IRS Rev. Proc. 87-56 (as amended and clarified to date ) (or any successor provision) and (vi) at no time during the term of this Agreement will Lessee take or omit to take, nor will it permit any sublessee, renter or assignee to take or omit to take, any action (whether or not such act or omission is otherwise permitted by Lessor or the provisions of this Lease), which will result in the disqualification of the Aircraft for, or recapture, delay in obtaining or any other adjustment of all or any portion of such Tax Benefits.

         (c) Lessee hereby acknowledges that it is the parties intent that all amounts includable in the gross income of Lessor with respect to the Aircraft, and all deductions or credits allowable to Lessor with respect to the Aircraft, will be treated as derived from or allocable to sources within the United States in each and every year taxable year of Lessor throughout the entire term of this Lease. If any item of income, credit or deduction with respect to the Aircraft shall not be treated as derived from or allocable to, sources within the United States for any taxable year of Lessor (any such event hereinafter referred to as a "Foreign Loss"), then Lessee shall pay to Lessor as an indemnity, on the next succeeding rental payment date, or in any event within 30 days after written demand to Lessee by Lessor, such amount as, after deduction of all taxes required to be paid by Lessor in respect of the receipt of such amounts under the laws of any federal, state or local government or taxing authority of the United States, shall equal the sum of: (i) the excess of (x) the foreign tax credits which Lessor would have been entitled to for such year had no such Foreign Loss occurred over (y) the foreign tax credits to which Lessor was limited as a result of such Foreign Loss and (ii) the amount of any interest, penalties or additions to tax payable as a result of such Foreign Loss.

         (d) If as a result of a breach of any representation, warranty or covenant of the Lessee contained in Section XV(b) of this Lease (i) tax counsel of Lessor shall determine that Lessor is not entitled to claim on its federal income tax return all or any portion of the Tax Benefits with respect to any Aircraft, or (ii) any such Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (iii) any such Tax Benefit is recomputed or recaptured (any such determination, disallowance, adjustment, recomputation or recapture being hereinafter called a "Loss"), then Lessee shall pay to Lessor, as an indemnity and as additional Rent, such amount as shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yields and cash flows, computed on the same assumptions, including tax rates (unless any adjustment has been made under Section III hereof, in which case the Effective Rate used in the next preceding adjustment shall be substituted), as were utilized by Lessor in originally evaluating the transaction (such yields and flows being hereinafter called the "Net Economic Return") to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount.

         (e) All of Lessor's rights, privileges and indemnities contained in this Section shall survive the expiration or other termination of this Lease and the rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

XVI.     DISCLAIMER:

         LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE AIRCRAFT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES AND THAT LESSOR IS LEASING THE AIRCRAFT IN AN "AS IS" CONDITION. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE AIRCRAFT LEASED HEREUNDER OR ANY COMPONENT THEREOF, OR ANY ENGINE INSTALLED THEREON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO CONDITION, AIRWORTHINESS, DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following, regardless of any negligence of Lessor (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Aircraft, any inadequacy thereof, any deficiency or defect (latent or otherwise) therein, or any other circumstance in connection therewith; (ii) the use, operation or performance of any Aircraft or any risks relating thereto; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Aircraft. If, and so long as, no default exists under this Lease, Lessee shall be, and hereby is, authorized during the Term to assert and enforce, at Lessee's sole cost and expense, from time to time, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights Lessor may have against any Supplier of the Equipment.

XVII.    REPRESENTATIONS, WARRANTIES, AND COVENANTS OF LESSEE:

         Lessee hereby represents and warrants to Lessor that on the date hereof:

         (a) Lessee has adequate power and capacity to enter into, and perform under, this Lease and all related documents (together, the "Documents") and is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Aircraft is or is to have its primary hangar location.

         (b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy and insolvency laws.

         (c) No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

         (d) The entry into and performance by Lessee of the Documents will not:
(i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Certificate of Incorporation or bylaws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Aircraft pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Lease) to which Lessee is a party.

         (e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Lease.

         (f) The Aircraft is and will remain tangible personal property.

         (g) Each Balance Sheet and Statement of Income delivered to Lessor has been prepared in accordance with generally accepted accounting principles.

         (h) Lessee has selected the Aircraft, manufacturer and vendor thereof, and all maintenance facilities required hereby.

         Lessee hereby covenants to Lessor that on the date hereof and at all times during the Term hereof:

         (a) Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation (specified in the first sentence of this Lease) and Lessee is and will continue to be a "Citizen of the United States" within the meaning of Section 101(16) of the Federal
Aviation Act. Lessee shall not sell, convey, transfer or lease all or substantially all of its property during the Term hereof.

         (b) The chief executive office or chief place of business (as either of such terms is used in Article 9 of the Uniform Commercial Code) of Lessee is located at the address set forth above, and Lessee agrees to give Lessor prior written notice of any relocation of said chief executive office or chief place of business from its present location.

         (c) A copy of this Lease, and a current and valid AC Form 8050-l will be kept on the Aircraft at all times during the Term of this Lease.

         (d) Lessee shall maintain all logs, books and records (including any computerized maintenance records) pertaining to the Aircraft and engines and their maintenance during the Term in accordance with FAA rules and regulations.

         (e) Lessee shall not operate the Aircraft under Part 135 of the Federal Aviation Regulations without the prior written approval of Lessor.

         (f) Lessee shall notify the FAA forty-eight (48) hours prior to the first flight of the Aircraft under this Lease.

         (g) Throughout the Term of this Lease, Lessee will not use or operate and will not permit the Aircraft to be used or operated "predominately" outside the United States as that phrase is used in Section 168(9)(A) of the Code.

XVIII.   EARLY TERMINATION:

(a) Lessee may, terminate this Lease effective on the First Termination Date (specified in Annex B), provided that Lessee shall have given Lessor not less than one hundred eighty (180) days prior written notice of intent to exercise such election. Lessee shall return the Aircraft to Lessor in accordance with the provisions of Annex G, Annex H, and Section XI of this Lease; and shall further be required to pay to Lessor a Termination Fee of $35,240 not later than (30) thirty days prior to the First Termination Date. Lessee shall be deemed to have waived the option under paragraph (a) if it fails to give timely notice and otherwise comply with the terms ofparagraph (a).

(b) On any Anniversary Date of the Basic Term Commencement Date specified below, Lessee may, terminate this Lease upon at least one hundred eighty (180) days prior written notice to Lessor effective on the Anniversary Date ("Termination Date") specified in such notice.

         (i) Lessee shall, and Lessor may, solicit cash bids for the Aircraft on an AS IS, WHERE IS basis without recourse to or warranty from Lessor, express or implied ("AS IS BASIS"). Prior to the Termination Date, Lessee shall, (i) certify to Lessor any bids received by Lessee; and (ii) pay to Lessor, (x) a Termination Fee based upon the following table:

     TERMINATION DATE                          LESSOR'S SHARE    TERMINATION FEE
On the Second Anniversary of the Basic Term     $4,811,976.00        $329,976.00
On the Third Anniversary of the Basic Term      $4,637,279.00        $435,279.00
On the Fourth Anniversary of the Basic          $4,433,530.50        $493,530.50
On the Fifth Anniversary of the Basic Term      $4,202,767.50        $509,767.50
On the Sixth Anniversary of the Basic Term      $3,952,119.50        $489,119.50
On the Seventh Anniversary of the Basic Term    $3,688,716.00        $442,716.00
On the Eight Anniversary of the Basic Term      $3,413,575.50        $370,575.50
On the Ninth Anniversary of the Basic Term      $3,126,601.00        $273,601.00

         and (y) all Rent and other sums due and unpaid under this Lease as of the Termination Date. Neither Lessee nor its agents shall be permitted to bid.

         (ii) If none of the bids received (net of (x) all out of pocket expenses for advertising, demonstrations, insurance for demonstrations, third party broker expenses and commissions and all other out of pocket expenses related to such sale, provided broker commissions shall not exceed 2% of the sales price and all such other expenses shall not exceed 2% of the sales price, and (y) any applicable sales and use taxes), plus the applicable Termination Fee outlined above, are greater than Lessor's Share outlined above, then Lessee shall, in addition to complying with Sections XI and Annex G, hereof, shall also be required to comply with Annex H of the Lease.

         (iii) Provided that all amounts then due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Aircraft on AS IS BASIS for cash to the highest bidder and this Lease shall terminate. The proceeds of such sale (net of (x) all out of pocket expenses for advertising, demonstrations, insurance for demonstrations, third party broker expenses and commissions and all other out of pocket expenses related to such sale, provided broker commissions shall not exceed 2% of the sales price and all such other expenses shall not exceed 2% of the sales price, and (y) any applicable sales or use taxes) will be disbursed first, to Lessor, in the amount of Lessor's Share as shown above for the applicable Termination Date, then, only if Lessee has complied with all terms of this Lease, to Lessee, in the amount of Lessee's Termination Fee for the applicable Termination Date, and thereafter any excess proceeds shall be payable to Lessor.

(c) Notwithstanding the foregoing or any other provision of this Lease to the contrary, Lessee may elect, by 90 days prior written notice to Lessor, to terminate this Lease and purchase the Aircraft on any Rental Payment Date occurring on or after the Third Anniversary of the Commencement Date on an AS IS BASIS for a cash purchase price equal to the greater of its then Fair Market Value (as defined in Section XIX) or its Termination Value (Calculated as of the purchase date), plus all Rent and other sums due and unpaid under this Lease as of the purchase date, plus all applicable sales and use taxes and charges upon such sale. Upon receipt of such price, Lessor shall sell the Aircraft to Lessee on an AS IS BASIS and this Lease shall terminate.

(d) If any sale under this Section XVIII is not consummated, except as provided in Section XVIII(a) above, no termination of this Lease shall occur and Lessee's obligations hereunder shall continue unmodified. Any Termination Fee paid by Lessee to Lessor shall be refunded to Lessee within (30) days of the cancellation of the sale.

XIX.     PURCHASE OPTION:

         (a) So long as no default exists hereunder and the lease has not been earlier terminated, Lessee may at Lease expiration, upon at least ninety (90) days, but not more than one hundred and eighty (180), days, prior written notice to Lessor, purchase the Aircraft on an AS IS BASIS for cash equal to its then Fair Market Value (plus all applicable sales taxes).

         (b) "Fair Market Value" shall mean the price which a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Aircraft in an arm's-length transaction to a willing seller under no compulsion to sell; provided, however, that in such determination: (i) the Aircraft shall be assumed to be in the condition in which it is required to be maintained and returned under Section XI and Annex G of this Lease; (ii) in the case of any installed additions to the Aircraft, same shall be valued on an installed basis; and (iii) costs of removal of the Aircraft from the current location shall not be a deduction from such valuation. If Lessor and Lessee are unable to agree on the Fair Market Value at least sixty (60) days before Lease expiration, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value, and that determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

         (c) Lessee shall be deemed to have waived this option unless it provides Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after Fair Market Value is determined (by agreement or appraisal).

XX.      MISCELLANEOUS:

         (a) Unless and until Lessee exercises its purchase rights under Sections XVIII or XIX above, nothing herein contained shall give or convey to Lessee any right, title or interest in and to the Aircraft except as a lessee under this Lease. Any cancellation or termination by Lessor, pursuant to the provisions of this Lease, or any supplement or amendment hereto, or the lease of any Aircraft hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder. The Aircraft shall at all times remain personal property of Lessor regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof.

         (b) Time is of the essence of this Lease. Lessee agrees, upon Lessor's request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor. LESSEE HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS LEASE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. In the event of litigation, this Lease may be filed as a written consent to a trial by the court. All notices required to be given hereunder shall be deemed adequately given if delivered in hand or sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have designated in writing. This Lease and any Annexes hereto constitute the entire agreement of the parties with respect to the subject matter hereof, and all Annexes referenced herein are incorporated herein by reference. NO VARIATION OR MODIFICATION OF THIS LEASE OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EACH PARTY HERETO.

         (c) Any Rent or other amount not paid to Lessor when due hereunder shall bear interest, both before and after any judgment or termination hereof, at the lesser of eighteen percent

(18%) per annum or the maximum rate allowed by law. Any provisions in this Lease which are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

XXI.     TRUTH-IN-LEASING:

         (a) LESSEE HAS REVIEWED THE AIRCRAFT'S MAINTENANCE AND OPERATING LOGS SINCE ITS DATE OF MANUFACTURE AND HAS FOUND THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS. LESSEE CERTIFIES THAT THE AIRCRAFT PRESENTLY COMPLIES WITH THE APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS.

         (b) LESSEE CERTIFIES THAT LESSEE, AND NOT LESSOR, IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE DURING THE TERM HEREOF. LESSEE FURTHER CERTIFIES THAT LESSEE UNDERSTANDS ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

         (c) LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE. LESSEE UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Lease to be executed by their duly authorized representatives as of the date first above written.


LESSOR:                                        LESSEE:
General Electric Capital Corporation           Service Merchandise Company, Inc.

By:/s/ Phillip Weeks                                 By:/s/ Wade Smith
   ---------------------                                ---------------------
Title:Risk Analyst                                   Title:Vice President
      ------------------                                   ------------------

sermer3

                                     ANNEX A

          Description of Aircraft, Lessor's Cost, and Aircraft Markings

I.   Description                                                       Cost:

   Beech, Model  400A Aircraft which consists of the
      following components:                                       $4,850,000.00

    (a) Airframe bearing FAA Registration Mark N3269A and
    Manufacturer's Serial No. RK-109;

    (b) two, (2) Pratt & Whitney JT15D-5 engines bearing
    Manufacturer's Serial Nos.  PCE100397 and
    PCE100396 respectively (each of which has 750 or more rated takeoff horsepower or the equivalent of such horsepower);

    (c) N/A, (N/A) N/A  propellers bearing, respectively
    bearing, Manufacturer's Serial Nos. N/A and N/A, each being rated as follows:
    _____________________________




    (d) Standard accessories and optional equipment and such other items fitted or installed on the Aircraft and set forth hereinafter:

    See attached Exhibit I

    (e) Those items of Lessee Furnished Equipment described in a bill of sale or bills of sale therefor (copies of which are appended hereto), delivered by Lessee to Lessor which constitute appliances and equipment which will be installed on the Aircraft;


    (f) Sales Tax

    (g) Other



                    Capitalized Lessor's Cost $ 4,850,000.00



II.  Aircraft Markings (referenced in Section VII of Lease)

(a) Four-by-six inch plaque to be maintained in cockpit and affixed in conspicuous position stating:

             General Electric Capital Corporation Owner and Lessor.
            Service Merchandise Company, Inc. Lessee under a certain
                         Lease dated as of JUN 26 1998 ,
                    has operational control of this aircraft.

(b)  Similar markings shall be permanently affixed to each engine.


Initials:

 Lessee: WS                                      Lessor PW
        -----------------------------                  ------------------------

                                  EXHIBIT 1 TO
                                     ANNEX A

AVIONICS
--------
      Standard Collins Dual Primary Flight Display (PFD) and multifunction Display (MFD) with additional equipment
      Flight Control System: Collins FCS-850 w/dual Collins FIS-870 (EFIS)
      Autopilot: Collins APS 850
      Rosemont Probe
      Flight Management System: (FMS/LRN - ELF/Omega)
      Single Collins FMS-850 w/Database
      Global Positioning System: GPS Sensor Input Integrated into FMS
      Radar: Collins TWR-850 Doppler Turbulence Avoidance Radar
      Controls: Dual Collins CDU - 860 Control/Display Units
      Audio: Dual DB System Model 438 Audio Systems
      Comm's: Dual Collins UHF - 422A's
      Nav's: Dual Collins VIR 432's w/Marker Beacons & Glidescopes
      ADF: Collins ADF-462
      DME: Dual Collins DME 442's
      Transponders: Dual Collins TDR-94D's
      Radio Altimeter: Collins ALT 55-B
      Sensor Display Unit (RMI's) Dual Collins SDU-640B's
      Compass 1 & 2: Collins AHC-85E
      Standby Horizon: Two Inch J.E.T.
      Standby Altimeter: Two Inch Pneumatic
      Digital Clocks: Dual w/24 Hr. Time
      Cockpit Voice Recorder: Loral/Fairchild A100's
      TCAS: Collins TCAS-94 (TCAS II)

OPTIONAL EQUIPMENT
------------------
      Eight place Cabin arrangement with seven cabin chairs in double club arrangement and with canted aisle facing lavatory belted seat
      Seven (7) swiveling cabin chairs (exchange)
      Rohr thrust reversers
      Vapor cycle cabin air conditioning system
      Cockpit relief tubes (pilot and copilot)
      Utility seat covers for all chairs (8 place)
      Digital cabin instrumentation included: TAS in MPH, ALT in Feet, OAT in degrees F, and 12 hour time mounted on forward right side cabin partition Smart start security system

                                     ANNEX B
                               DATED THIS 6/26/98
                           TO AIRCRAFT LEASE AGREEMENT
                               DATED AS OF 6/26/98

  Lessor & Mailing Address:                    Lessee & Mailing Address:
  General Electric Capital Corporation         Service Merchandise Company, Inc.
  6100 Fairview Road Suite 1450                7100 Service Mdse. Drive
  Charlotte, North Carolina 28210              Brentwood, Tennessee 37027

Capitalized terms not defined herein shall have the meanings assigned to them in the Aircraft Lease Agreement identified above ("Agreement"), said Agreement and this Annex B being collectively referred to as the ("Lease").

A.   Aircraft.

     Pursuant to the terms of the Lease, Lessor agrees to acquire and lease to Lessee the Aircraft described on Annex A to the Lease.

B.   Financial Terms.

     1. Advance Rent (if any):          (a) Amount:  $  Not Applicable.
                                        (b) Due Date: Not Applicable.
     2. Capitalized Lessor's Cost:      $ 4,850,000.00.
     3. Basic Term Commencement Date:   July 1, 1998.
     4. Basic Term:                     120 months.
     5. First Basic Term Rent Date:     July 1, 1998.
     6. Basic Term Rent Dates:          7/1/98 thru 6/1/2008.
     7. First Termination Date:         ( 12 ) months after the Basic Term
                                        Commencement Date.
     8. Last Basic Term Rent Date:      June 1, 2008.
     9. Last Delivery Date:             July 1, 1998.
     10.Primary Hangar Location:        Nashville International Airport,
                                        Hangar 10, Nashville, Tn
     11.Supplier:                       SMC Aviation, Inc..
     12.Lessee Federal Tax ID No.:      620816060.
     13.Expiration Date:                June 1, 2008.
     14.Daily Lease Rate Factor:        .025513%.
     15.Basic Term Lease Rate Factor:   .765383%

C.   Tax Benefits.

     Depreciation Deductions:

     a. Depreciation Method: 200% declining balance method, switching to straight line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance.
     b. Recovery Period:     five (5) years.
     c. Basis:  100% of Capitalized Lessor's Cost.

D.   Term and Rent.

     1. Interim Rent. For the period from and including the Commencement Date to the Basic Term Commencement Date ("Interim Period"), Lessee shall pay as Rent ("Interim Rent") for each unit of Aircraft, the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of such unit times the number of days in the Interim Period. Interim Rent shall be due on the Lease Commencement Date.

     2. Basic Term Rent. Commencing on July 1, 1998 and on the same day of each month thereafter (each, a "Rent Payment Date") during the Basic Term, Lessee shall pay as Rent ("Basic Term Rent") the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of the Aircraft on this Annex B.

E.   Insurance.

     1. Public Liability: $ 50,000,000.00 total liability per occurrence.
     2. Casualty  and  Property  Damage:
     An amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Aircraft.

F.   Additional Maintenance Requirements.

NONE

G.   Amendments to Lease.

NONE

Except as expressly modified hereby, all terms and provisions of the Agreement shall remain in full force and effect. This Annex B is not binding or effective with respect to the Agreement or Aircraft until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Annex B to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                        LESSEE:

General Electric Capital Corporation           Service Merchandise Company, Inc.

By: /s/ Phillip Weeks                          By: /s/ Wade Smith
    --------------------------------------         -----------------------------
Name: Phillip Weeks                            Name: Wade Smith
      ------------------------------------           ---------------------------
Title: Risk Analyst                            Title: Vice President
       -----------------------------------            --------------------------
                                               Attest

                                               By: /s/ Lawrence R. Zale
                                                   -----------------------------
                                               Name: Lawrence R. Zale
                                                     ---------------------------

                                     ANNEX C

                   PURCHASE DOCUMENT(S) ASSIGNMENT AND CONSENT

     THIS  PURCHASE  DOCUMENT(S)  ASSIGNMENT   ("Assignment")  is  dated  as  of
     JUN 26 1998      by and between General Electric  Capital  Corporation (the
"Lessor") and Service Merchandise Company, Inc. (the "Lessee").

                              W I T N E S S E T H:

     Lessor and Lessee have entered into an Aircraft Lease Agreement dated as of
    JUN 26 1998       (the "Lease") pursuant to which Lessee has agreed to lease from Lessor the Aircraft referred to therein. (All terms used herein which are not otherwise defined shall have the meaning ascribed to them in the Lease.)

     Lessee desires to lease rather than purchase the Aircraft and Lessor is willing to acquire certain of Lessee's rights and interests under the purchase order(s) or purchase contracts (hereinafter either referred to as the "Purchase Documents") which Lessee has heretofore issued to the Supplier(s) of such Aircraft.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, Lessor and Lessee hereby agree as follows:

SECTION 1.  ASSIGNMENT:
     (a) Lessee does hereby assign and set over to Lessor all of Lessee's rights and interests in and to such Aircraft and the Purchase Documents, a description of such Purchase Documents is attached hereto as Schedule 1, as the same relate to such Aircraft including, without limitation, in such assignment (i) the right to purchase the Aircraft pursuant to the Purchase Documents, and the right to take title to such Aircraft and to be named the purchaser in the bill of sale for such Aircraft, (ii) all claims for damages in respect of the Aircraft purchased by Lessor arising as a result of any default by the Supplier thereof under the related Purchase Documents, including, without limitation, all warranty and indemnity provisions contained in such Purchase Documents, and all claims arising thereunder, in respect of such Aircraft, and (iii) any and all rights of Lessee to compel performance of the terms of such Purchase Documents.

     (b) If, and so long as, no default, Event of Default or event which, with notice and the lapse of time or both, would constitute a default under the Lease has occurred and is continuing, Lessee shall be, and is hereby authorized on behalf of Lessor in the name of Lessee to exercise all rights and powers of the purchaser under all Purchase Documents with respect to such Aircraft and to retain any recovery or benefit resulting from the enforcement of any warranty, indemnity or right to damages under the Purchase Documents or otherwise existing against the Supplier in respect of such Aircraft.

SECTION 2.  CONTINUING LIABILITY OF LESSEE:
     It is expressly agreed that, anything herein contained to the contrary notwithstanding: (a) Lessee shall at all times remain liable to the Supplier to perform all of the duties and obligations of the purchaser under the Purchase Documents to the same extent as if this Agreement had not been executed, (b) the execution of this Agreement shall not modify any contractual rights of the Supplier under the Purchase Documents and the liabilities of the Supplier under the Purchase Documents shall be to the same extent and continue as if this Agreement had not been executed, (c) the exercise by the Lessor of any of the rights assigned hereunder shall not release Lessee from any of its duties or obligations to the Supplier under the Purchase Documents, and (d) Lessor shall not have any obligation or liability under the Purchase Documents by reason of, or arising out of, this Agreement or be obligated to perform any of the obligations or duties of Lessee under the Purchase Documents or to make any payment (other than under the terms and conditions set forth in the Lease) or to make any inquiry of the sufficiency of or authorization for any payment received by any Supplier or to present or file any claim or to take any other action to collect or enforce any claim for any payment assigned hereunder.

     IN WITNESS  WHEREOF,  Lessee has caused this Assignment to be executed this
      26       day of           June                    ,         98          by
its duly authorized representative.

       LESSEE:
       Service Merchandise Company, Inc.

       By: /s/ Wade Smith
           ---------------------------------
       Title: Vice President
              ------------------------------
       Date: 6/26/98
             -------------------------------

     The     foregoing      Assignment      is     hereby      accepted     this

    26th                     day  of                        June            ,
----------------------------          --------------------------------------
19        98      .
  -----------------
LESSOR:
General Electric Capital Corporation

By:     /s/ Phillip Weeks
       ----------------------------
Title:  Risk Analyst
       ----------------------------
Date:  JUN 26 1998
       ----------------------------

                              CONSENT AND AGREEMENT

     Supplier hereby consents ("Consent") to the above Assignment and agrees not to assert any claims against Lessor or Service Merchandise Company, Inc. ("Lessee") inconsistent with such Assignment. Supplier agrees that the Purchase Documents are hereby amended as necessary to provide as follows:

     (a) Title to and risk of loss of the Aircraft shall pass to Lessor upon Lessee's execution of the Certificate of Acceptance for such Aircraft; and

     (b) Supplier hereby waives and discharges any security interest, lien or other encumbrance in or upon the Aircraft and agrees to execute such documents as Lessor may request evidencing the release of any such encumbrance and the conveyance of title thereto to Lessor.

     (c) Supplier agrees that on and after the date this Consent is executed it will not make any addition to or delete any items from the Aircraft Lease referred to in the Assignment without the prior written consent of both Lessor and Lessee.

     IN WITNESS WHEREOF,  the undersigned has caused this Consent to be executed
this           26           day  of                 June                  , 19
      --------------------           -------------------------------------
          98            by its duly authorized representative.
-----------------------


       SUPPLIER:

                           SMC Aviation, Inc.


       By:         /s/ Wade Smith
                 -----------------------------

       Title:    Wade Smith
                 -----------------------------

       Date:     6/26/98
                 -----------------------------

                                 Schedule No. 1
                                       to
                                     Annex C
                                       to
                            Aircraft Lease Agreement


                               Purchase Documents:



1. Order or Purchase Agreement between ______________________________ and ______________________________ dated as of ____________________, including the following change orders:

2.   Warranty  Agreement  (if any)  between  ______________________________  and
     ______________________________ dated ____________________

3.   Manufacturer's    Full    Warranty   Bill   of   Sale   to   Lessor   dated
     ____________________

4.   FAA Bill of Sale.

5.   Opinion of Vendor's counsel, if requested.

Additional Maintenance Contracts and Other Purchase Documents:

    8/94(used)
                                     ANNEX E

                            CERTIFICATE OF ACCEPTANCE


     AIRCRAFT LEASE AGREEMENT dated as of June 26, 1998 (the "Lease"), between General Electric Capital Corporation , as lessor (the "Lessor"), and Service Merchandise Company, Inc. , as lessee (the "Lessee").

     A. The Aircraft: Lessee hereby certifies that the Aircraft as set forth and described in Annex A hereto has been delivered to Lessee, inspected by Lessee, found to be in good order and fully equipped to operate as required under applicable law for its intended purpose, and is, on the date set forth below, preowned and used and fully and finally accepted under the Lease.

     B. Representations by Lessee: Lessee hereby represents and warrants to Lessor that on the date hereof:

       (1)The representations and warranties of Lessee set forth in the Lease and all certificates and opinions delivered in connection therewith were true and correct in all respects when made and are true and correct as of the date hereof.

       (2)Lessee has satisfied or complied with all conditions precedent and requirements set forth in the Lease, which are required to be or to have been satisfied or complied with on or prior to the date hereof.

       (3)No Default or Event of Default under the Lease has occurred and is continuing on the date hereof.

       (4)Lessee has obtained, and there are in full force and effect, such insurance policies with respect to the Aircraft, as are required to be obtained under the terms of the Lease.

       (5)Lessee has furnished no equipment for the Aircraft other than as sold to Lessor and as stated on Annex A hereto or permitted as an addition thereto pursuant to the Lease.

       (6)The Lessee has undertaken, at Lessee's expense, a survey of the Aircraft completed by a consultant named by Lessor, which survey includes (i) a complete inventory of the Aircraft, including, without limitation, engines, spare parts and avionics, (ii) review of all operating and maintenance logs (including any computerized program under which the Aircraft has been maintained); (iii) physical inspection of the Aircraft (including a demonstration of flight); and
          (iv) an analysis of the cost of the Aircraft as compared to similarly equipped Aircraft of same model and approximately the same age, airframe, engine hours and over all condition. Such survey and its availability to Lessee shall not constitute any representation or warranty by Lessor to Lessee of any kind with respect to the Aircraft, its condition or otherwise.

       (7)A report of the results of the survey required by paragraph 6 above, has been delivered to Lessor and since the date thereof, there has not occurred any material change in the configuration or condition of the Aircraft (except such modifications or repairs specified in such survey as being necessary to undertake) and neither engine has accrued more than fifty (50) operating hours since the date of such survey.

       (8)The Lessee has inspected the Aircraft and all pertinent records therefor and the Aircraft has no damage history.

       (9)The nameplates required to be affixed to the Aircraft and to each engine pursuant to Section VII of the Lease have been duly affixed.

          Date and Delivery of Acceptance:   June 26 1998

     IN WITNESS WHEREOF, Lessee has caused this Certificate of Acceptance to be duly executed by its officers thereunto duly authorized.

                                              Lessee:
                                              Service Merchandise Company, Inc.


                                              By:     /s/ Wade Smith
                                                      --------------
                                              Title:  Vice President

                                              Date:   June 26, 1998

                                     Annex F

                     Stipulated Loss and Termination Values

     The Stipulated Loss and Termination Value of the Aircraft shall be the percentage of Capitalized Lessor's Cost of the aircraft set forth opposite the applicable rent payment.

                    Capitalized Lessor's Cost $ 4,850,000.00


                                                Stipulated
                             Payment   Termination          Loss
                              Number         Value         Value

                                   1       103.683       107.658
                                   2       103.596       107.547
                                   3       103.493       107.419
                                   4       103.373       107.274
                                   5       103.250       107.126
                                   6       103.119       106.970
                                   7       102.980       106.806
                                   8       102.837       106.639
                                   9       102.691       106.468
                                  10       102.535       106.287
                                  11       102.369       106.096
                                  12       102.192       105.895
                                  13       102.005       105.683
                                  14       101.815       105.468
                                  15       101.614       105.242
                                  16       101.403       105.007
                                  17       101.189       104.767
                                  18       100.964       104.518
                                  19       100.729       104.258
                                  20       100.491       103.995
                                  21       100.249       103.728
                                  22       100.001       103.455
                                  23        99.746       103.175
                                  24        99.484       102.889
                                  25        99.216       102.597
                                  26        98.945       102.300
                                  27        98.667       101.998
                                  28        98.383       101.689
                                  29        98.095       101.376
                                  30        97.801       101.057
                                  31        97.500       100.731
                                  32        97.195       100.402
                                  33        96.888       100.069
                                  34        96.575        99.732
                                  35        96.259        99.391
                                  36        95.939        99.046
                                  37        95.614        98.697
                                  38        95.286        98.344
                                  39        94.954        97.987
                                  40        94.617        97.625
                                  41        94.277        97.260
                                  42        93.933        96.891
                                  43        93.584        96.518
                                  44        93.232        96.141
                                  45        92.877        95.761
                                  46        92.517        95.377
                                  47        92.153        94.988

                                  48        91.785        94.595
                                  49        91.413        94.198
                                  50        91.037        93.797
                                  51        90.657        93.392
                                  52        90.272        92.983
                                  53        89.885        92.571
                                  54        89.493        92.154
                                  55        89.096        91.733
                                  56        88.697        91.308
                                  57        88.293        90.880
                                  58        87.887        90.449
                                  59        87.479        90.016
                                  60        87.068        89.581
                                  61        86.655        89.143
                                  62        86.238        88.701
                                  63        85.819        88.257
                                  64        85.397        87.811
                                  65        84.972        87.361
                                  66        84.544        86.908
                                  67        84.114        86.453
                                  68        83.681        85.995
                                  69        83.243        85.533
                                  70        82.805        85.070
                                  71        82.366        84.606
                                  72        81.927        84.142
                                  73        81.487        83.677
                                  74        81.043        83.208
                                  75        80.598        82.739
                                  76        80.153        82.269
                                  77        79.704        81.795
                                  78        79.255        81.321
                                  79        78.804        80.846
                                  80        78.350        80.367
                                  81        77.893        79.885
                                  82        77.435        79.402
                                  83        76.976        78.918
                                  84        76.516        78.434
                                  85        76.056        77.948
                                  86        75.592        77.460
                                  87        75.127        76.970
                                  88        74.662        76.480
                                  89        74.193        75.986
                                  90        73.723        75.491
                                  91        73.252        74.996
                                  92        72.778        74.497
                                  93        72.301        73.995
                                  94        71.822        73.492
                                  95        71.343        72.988
                                  96        70.863        72.483
                                  97        70.383        71.978
                                  98        69.898        71.469
                                  99        69.413        70.959
                                 100        68.928        70.448
                                 101        68.438        69.934
                                 102        67.948        69.420
                                 103        67.458        68.904
                                 104        66.963        68.385
                                 105        66.465        67.862

                                 106        65.967        67.339
                                 107        65.467        66.814
                                 108        64.967        66.289
                                 109        64.466        65.764
                                 110        63.962        65.234
                                 111        63.457        64.704
                                 112        62.951        64.174
                                 113        62.441        63.639
                                 114        61.931        63.104
                                 115        61.420        62.568
                                 116        60.905        62.029
                                 117        60.387        61.486
                                 118        59.883        60.958
                                 119        59.394        60.444
                                 120        58.920        59.945




Initials:  PW                                WS
           ---------------------------       ---------------------------
           Lessor                            Lessee

(Aircraft-- not on MSP)


                                     ANNEX G
                                       TO
                       AIRCRAFT LEASE DATED JUNE 26, 1998
                  ADDITIONAL MAINTENANCE AND RETURN CONDITIONS


1. In addition to the requirements set forth in Sections VII and XI of the Lease, the Lessee shall comply with the following terms and conditions:


     (a) On the Return Date, Lessee (i) shall have completed the next required C inspection on the Aircraft, and the next periodic inspection on each engine;
(ii) shall ensure that each engine shall have available operating hours until both the next scheduled "hot section" inspection and next scheduled major overhaul of not less than 50% of the total operating hours respectively available between such hot section inspections or major overhauls; and (iii) shall ensure that the airframe shall have at least: (aa) one-half the available operating hours; and (bb) one-half the available operating months until the next scheduled major airframe inspection allowable between major airframe inspections.; and (iv) shall ensure that the life limited components as detailed in chapter five of the Aircraft's maintenance manual, Time Limits and Maintenance Checks, have at least one-half the available hours/cycles/months until next scheduled replacement.

     (b) In the event that any of such engines or airframe does not meet the conditions set forth in paragraph (a) above, Lessee shall pay Lessor an amount equal to the sum of each of the following applicable: (i) for each engine, the product of: the current estimated cost of the next scheduled hot section inspection (including in such estimated cost, all required replacement of life limited parts) multiplied by the fraction wherein the numerator shall be the remainder (0 if negative) of (x) the actual number of hours of operation since the previous hot section inspection, minus (y) 50% of the total operating hours allowable between hot section inspections, and the denominator shall be the total operating hours allowable between hot section inspections, plus (ii) for each engine, the product of: the current estimated cost of the next scheduled major overhaul (including in such estimated cost, all required replacement of life limited parts) multiplied by the fraction wherein the numerator shall be the remainder (0 if negative) of (x) the actual number of hours of operation since the previous major overhaul minus (y) 50% of the total operating hours allowable between major overhauls, and the denominator shall be the total operating hours allowable between major overhauls, plus (iii) the product of: the current estimated cost of the next scheduled major airframe and pressure vessel inspection ( including in such estimated cost, all required replacement of life limited parts) multiplied by the greater fraction wherein the number shall be the remainder (0 if negative) of (x) the actual number of respective operating hours or months of operation since previous major airframe and pressure vessel inspection, minus (y) 50% of the respective total operating hours or months of operation allowable between scheduled major airframe and pressure vessel inspections, and the denominator shall be the respective total operating hours or months of operation between scheduled major airframe and pressure vessel inspections. The foregoing prorated inspection and/or overhaul charges, if any, shall be payable as supplemental rent and shall be due upon presentation to Lessee of an invoice setting forth in reasonable detail the calculation of such amounts due including the names of all sources used for the required cost estimates. (Unless both Lessor and Lessee agree to alternative source(s), the manufacturers of the airframe and engines shall be used as the sources for all cost estimates.)

     (c) Upon return of the Aircraft: (i) each fuel tank shall contain the same quantity of fuel as was contained in such tanks when such Aircraft was delivered to Lessee, (which shall be presumed to be fifty percent (50%) of full capacity unless otherwise specified in the purchase order or other purchase documents or, in the case of differences in such quantity, an appropriate adjustment will be made by payment at the then current market price of fuel.



Initials:   Lessee WS                         Lessor: PW
                  -------------------------          ---------------------------
srmeg

                                     ANNEX H
                                       To
                       AIRCRAFT LEASE DATED JUNE 26, 1998
                  ADDITIONAL MAINTENANCE AND RETURN CONDITIONS

In Addition to the requirements set forth in Section XI of the Lease, the Lessee shall comply with the following terms and conditions:

1). If the Lease is terminated or the Aircraft is otherwise returned to the Lessor, then the provisions in Annex G apply.

2). If the Lease is terminated or the Aircraft is otherwise returned to the Lessor within the first fifty-nine (59) months of the Lease, then, in addition to the provisions in Annex G, the following provisions apply:

Within the 45 day period prior to the return, Lessee, at its sole expense shall have:

         (a) the Aircraft exterior shall have been stripped and repainted to Lessor's reasonable satisfaction.

         (b) all the Aircraft interior, cabin, carpet, fabric, leather, and wood trim shall have been replaced to Lessor's reasonable satisfaction.

         (c) Upon the return of the Aircraft: (i) each fuel tank shall contain the same quantity of fuel as was contained in such tanks when such Aircraft was delivered to Lessee, (which shall be presumed to be fifty percent (50%) of full capacity unless otherwise specified in the purchase order or other purchase documents or, in the case of differences in such quantity, an appropriate adjustment will be made by payment at the then current market price of fuel.

         (d) the next due major inspection shall be completed.

3). Further, If the Lease is terminated or the Aircraft is otherwise returned to the Lessee within the first twelve (12) months of the Lease, then, in addition to the above provisions and the provisions in Annex G, the following provisions apply:

Within the 45 day period prior to the return, Lessee, at its sole expense shall have:

         (i) completed a D check, including all lower case inspections and associated X-Rays on the Aircraft; (ii) completed a major overhaul on each engine; and (iii) shall ensure that the life limited components as detailed in chapter five of the Aircraft's maintenance manual, Time Limits and Maintenance Checks, shall have at least one-half the available hours/cycles/months until the next scheduled replacement.

Agreed:

General Electric Capital Corporation           Service Merchandise Company, Inc.
Lessor                                         Lessee

By: /s/ Phillip Weeks                          By: /s/ Wade Smith
   --------------------------                     ---------------------------
Title Risk Analyst                             Title Vice President
     ------------------------                       -------------------------
Date JUN 26 1998                               Date JUN 26 1998
    -------------------------                      --------------------------

Service Merchandise Company, Inc.
2968 Foster Creightn Drive: Attn: Gen. Counsel
Brentwood, TN 37204
Attn.:Ms. Joy Wilson

Dear Ms. Wilson:

     General Electric Capital Corporation is entering into an Aircraft Lease Agreement dated JUN 26 1998 (the "Agreement") with Service Merchandise Company, Inc. for the lease of a certain Aircraft as more particularly described in Annex A (the "Aircraft") to the Agreement. In accordance with the requirements of Article 2A of the Uniform Commercial Code, Lessor hereby makes the following disclosures to Lessee prior to execution of the Agreement, (a) the person supplying the Aircraft is SMC Aviation, Inc., tax identification number
       62-1244056               (the "Supplier"),  (b) Lessee is entitled to the
promises and warranties, including those of any third party, provided to the Lessor by Supplier, which is supplying the Aircraft in connection with or as part of the contract by which Lessor acquired the Aircraft and (c) with respect to the Aircraft, Lessee may communicate with Supplier and receive an accurate and complete statement of such promises and warranties, including any disclaimers and limitations of them or of remedies.



                                           General Electric Capital Corporation


                                           By:      /s/ Phillip Weeks
                                                    -----------------------

                                           Its:     Risk Analyst
                                                    -----------------------


Acknowledged and Agreed:

Service Merchandise Company, Inc.



By: /s/ Wade Smith
   ----------------------

Its: Vice President
    --------------------